FOR:	WesBanco, Inc.
COMPANY CONTACTS:
John Iannone
Vice President, Investor & Public Relations
(304) 905-7021

WesBanco Awarded $40 Million of New Markets Tax Credit Investments

Wheeling, WV, February 16, 2018 – WesBanco, Inc. (Nasdaq: WSBC), a diversified, multi-state bank holding company, announces that its affiliate, WesBanco Bank Community Development Corporation ("WesBanco CDC"), was awarded multi-state New Markets Tax Credits ("NMTC") from the U.S. Department of the Treasury's Community Development Financial Institutions Fund ("CDFI Fund") totaling $40 million of investments, which would provide a federal tax credit of $15.6 million over seven years.  WesBanco CDC serves the urban and rural areas across the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia.

"WesBanco's goal is to promote meaningful, community-driven investments and fund a wide variety of businesses providing critical social and commercial services to low-income residents.  We are pleased that the CDFI Fund supports our efforts, and has again chosen WesBanco to be a financial partner to strengthen our communities," said Joseph P. Flynn Jr., WesBanco's Senior Vice President of Community Development.  "Throughout our nearly 150 years, we have remained committed to investing in and supporting our communities.  During 2017, WesBanco Bank received its sixth consecutive "Outstanding" Community Reinvestment Act rating, the highest rating possible, from the FDIC for the bank's performance in meeting community credit needs.  This recognition is a testament to WesBanco maintaining its strong community banking roots and customer-focused philosophy."

The New Markets Tax Credit Program, established by the United States Congress in December 2000, permits individual and corporate taxpayers to receive a non-refundable tax credit against federal income taxes for making equity investments in vehicles known as Community Development Entities ("CDEs").  CDEs that receive the tax credit allocation authority under the program are domestic corporations or partnerships that provide loans, investments, or financial counseling in low-income urban and rural communities.  The tax credit provided to the investor totals 39 percent of the cost of the investment and is claimed over a seven-year period.  The CDEs in turn use the capital raised to make investments in low-income communities.  CDEs must apply annually to the CDFI Fund to compete for New Markets Tax Credit Program allocation authority.

About WesBanco, Inc.
Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $9.8 billion (as of December 31, 2017).  WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management.  WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with approximately $3.9 billion of assets under management (as of December 31, 2017), and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds.  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 172 financial centers in the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia.  In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.